EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-67085, 333-79269, 333-36680, 333-47026, 333-53332, 333-69036, 333-101759, 333-105864 and 333-130626), the Registration Statements on Form S-3 (Nos. 333-81626, 333-85996, 333-118519, 333-120602, 333-122068 and 333-131433) and the Registration Statement on Form S-4 (No. 333-122069 of Digital River, Inc. and in the related Prospectus’) of our reports dated March 1, 2007, with respect to the consolidated financial statements of Digital River, Inc., Digital River, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Digital River, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

Our audits also included the financial statement schedule of Digital River, Inc. listed in Item 15 (a) (2). This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/  Ernst & Young LLP

Minneapolis, Minnesota
March 1, 2007